Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JULY CASH DISTRIBUTION
     DALLAS, Texas, July 20, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.116351 per unit, payable on August 13, 2010, to unit holders of record on July 30, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased from the previous month due primarily to lower oil prices and slightly lower volumes of both oil and gas produced. This would primarily reflect production for the month of May. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,576 bbls and 264,301 Mcf. The average price for oil was $70.32 per bbl and for gas was $6.40 per Mcf. Capital expenditures were approximately $27,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)
Current Month	56,576	264,301	$70.32	$6.40
Prior Month	58,534	268,051	$80.76	$6.50
*     *     *

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085